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                   SECOND AMENDMENT TO STANDARD OFFICE LEASE

                                (MODIFIED GROSS)

     This Second Amendment to Standard Office Lease (Modified Gross) is entered into as of this 1st day of October, 1996 by and between CITADEL REALTY, INC., a Delaware corporation ("Lessor") and FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK, a federally chartered savings association ("Lessee").

                                     RECITALS

     A. Lessor and Lessee are parties to a Standard Office Lease (Modified Gross) dated for reference purposes on July 15, 1994 (the "Lease") relating to certain portions of the real property commonly described as 600 North Brand Boulevard, Glendale, California (the "Building"), all as more particularly described in the Lease (the "Premises").

     B. Lessor and Lessee are also parties to a First Amendment to Standard Office Lease (Modified Gross) ("First Amendment") dated for reference purposes only May 15, 1995, relating to certain amendments to the Lease executed in connection with certain Loan Documents entered into by and between Lessor and Lessee.

     C. Lessor has received a proposal from The Walt Disney Company and/or its affiliates ("Disney") to lease floors two through six of the Building.

     D. Contingent upon the execution of a lease between Lessor and Disney for floors two through six of the Building (the "Disney Lease"), Lessor and Lessee have agreed to modify the Lease to provide that Lessee relinquish and surrender that portion of the original premises which relate to office accommodations (floors four to six inclusive) (the "Office Floors").

     E. This Second Amendment is intended to become effective on the date of execution of the Disney Lease (the "Disney Lease Date").

                                   AGREEMENT

     On the basis of the foregoing recitals, the parties agree as follows:

     1. Section 1.2 of the Lease is hereby deleted in full and replaced by the following:

         "1.2 PREMISES: The ground floor, consisting of approximately 11,688.70 BOMA rentable square feet (the "PREMISES"), as defined in paragraph 2 and as shown on Exhibit "A" hereto."

     2. Section 1.4 of the Lease shall be deleted in full and replaced by the following:

         "1.4  PERMITTED USE:  Retail bank branch, subject to paragraph 6."

     3. Section 1.6 of the Lease shall be deleted in full and replaced by the following:

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         "1.6  BASE RENT:  $26,602 per month, payable on the first day of each month, in advance, per paragraph 4.1."

     4. Section 1.10 of the Lease is hereby deleted in full and replaced by the following:

         "1.10 LESSEE'S SHARE OF OPERATING EXPENSES: 12.75% (based on 91,669 total Building sq. ft.)."

     5. Section 1.14 (Option to Purchase) of the Lease is hereby deleted in full.

     6. Section 2.2 of the Lease is hereby deleted in full and replaced by the following:

         "2.2 VEHICLE PARKING: So long as lessee is not in default, and subject to the rules and regulations attached hereto as Exhibit C and as established by Lessor from time to time, Lessee shall be entitled to use 25 spaces in the parking garage located at 600 N. Maryland Avenue and 15 spaces in the surface parking lot adjacent to the Building, with the right to require the Lessor to mark as "reserved" the 15 spaces in the surface parking lot; provided that nothing in this sentence shall alter Lessor's rights to make changes to the Common Areas as set forth in paragraph 2.5. The garage and the surface parking are shown on the site plan attached hereto as Exhibit E. All of the above parking spaces are included in the rental rate; provided, however, that Lessee shall pay any and all taxes or surcharges applicable to such parking use which may be levied by any state or local governmental agency from time to time. Further, Lessee shall have the right to use, in conjunction with others, an additional 20 spaces within the adjacent surface parking lot for visitor purposes. Landlord reserves the right to monitor and control all such parking."

     7.  Section 2.2.2 of the Lease is hereby deleted in full.

     8. Section 39.1 of the Lease is hereby deleted in full and replaced by the following:

         "39.1 DEFINITION: As used in this paragraph the word "Option" has the following meaning: the right or option to extend the term of this Lease or to renew this Lease."

     9. Section 39.6 (Option to Purchase) of the Lease is hereby deleted in full.

     10.  Section 5 of the First Amendment is hereby deleted in full.

     11. The second, third and fourth pages of Exhibit A to the Lease (showing the floor plans for the fourth, fifth and sixth floors of the Building) are hereby deleted, leaving only the first page of Exhibit A (showing the floor plan for the ground floor of the Building).

     12. Except as modified hereby, the terms of the Lease and of the First Amendment remain in full force and effect; provided, however, that to the extent any provision of the Lease not modified hereby relates directly to the 4th, 5th and 6th floors of the Building, such provisions shall be deemed amended and adjusted so as to refer solely to the ground floor of the Building, defined by this Second Amendment to be the entire

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Premises; and further provided, however, that the sections added as replacements for sections in the original Lease which have been deleted are intended to speak as of the date of the original Lease. By way of example, the Base Rent provided for in Section 1.6 would have been the Base Rent for the ground floor as of the date of the original Lease, July 15, 1994, and would, and is intended to be, adjusted pursuant to the provisions of, among others, Section 1.7 and 4.8 such that the Base Rent payable as of the date of this Second Amendment is the Base Rent set forth in Section 1.6, as increased as provided elsewhere in the original Lease. By way of further example, Section 1.9 (Security Deposit) is not modified hereby, but any Security Deposit held by Lessor in excess of the reduced rent payable by Lessee under this Second Amendment shall require Lessor to refund to Lessee such excess.

          13. This Second Amendment is effective as of the Disney Lease Date. However, Lessee's obligations to continue to pay rent as provided in the original Lease for the Office Floors shall continue until the earlier of a) 120 days from the Disney Lease Date and b) the date upon which Disney is required to commence paying rent under the Disney Lease ("Disney Rent Commencement Date"); provided, however, that upon the Disney Rent Commencement Date, Lessor shall refund to Lessee all Base Rent paid by Lessee with respect to the Office Floors for the period between August 1, 1996 and Disney Rent Commencement Date.

          IN WITNESS WHEREOF, this Second Amendment to Lease is executed as of the date first above written.

                                           CITADEL REALTY, INC.


                                           By:
                                              -------------------------------


                                           FIDELITY FEDERAL BANK, A
                                           FEDERAL SAVINGS BANK


                                           By:
                                              -------------------------------
                                                 Executive Vice President
                                                 Chief Financial Officer

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